Exhibit 99

[Logo of MountainBank Financial Corporation]

News Release

Date:	Friday July 11, 2003

Contact:	J. W. Davis, President and Chief Executive Officer
MountainBank Financial Corporation
(828) 693-7376

Release Date:	For Immediate Release

MOUNTAINBANK FINANCIAL CORPORATION REPORTS RECORD EARNINGS

HENDERSONVILLE N.C., July 11 / PR Newswire / – MountainBank Financial Corporation (Nasdaq SmallCap Market: MBFC) today announced record earnings during the second quarter of 2003. During the period, the Company’s net income rose 1.5% to $1.69 million as compared with $1.67 million during the second quarter of 2002. Earnings per diluted share amounted to $0.42 during the quarter, a decline of $0.02 as compared with the second quarter of 2002 resulting from the issuance of additional shares relating to the acquisition of TrustCo Holding, Inc. in December of 2002 and CNB Holdings, Inc. during May 2003. Earnings for the six months ended June 30, 2003 increased $138 thousand or 4.3% to $3.34 million as compared with $3.21 million during the same period in 2002. Diluted earnings per share amounted to $0.83 for the first half of 2003, equaling the $0.83 per share earned during the first half of 2002. Additionally, the Company reported total assets, loans and deposits at June 30, 2003 of $959.6 million, $749.4 million and $789.0 million, respectively.

In announcing these results, J.W. Davis, president and chief executive officer said, “I am quite pleased to report record earnings during the second quarter of 2003, but what is more gratifying is the quality of our earnings. In the current uncertain economic times, the Company’s asset quality showed improving trends as we experienced net loan recoveries during the period. We believe this to be a very positive indicator of the sound, high quality asset base we have created.”

Additional summary financial information follows on the accompanying pages:

201 Wren Drive – Hendersonville – North Carolina – 28792

828-693-7376    Fax: 828-693-6649

MountainBank Financial Corporation

Summary of Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Summary of Operations
Net income	1,692	1,667	3,344	3,206
Preferred stock dividends declared	148	151	299	151
Net income available to common shareholders	1,544	1,516	3,045	3,055
Interest income	12,712	10,924	25,305	21,402
Interest expense	4,851	4,439	9,789	8,732
Net interest income	7,861	6,485	15,516	12,670
Provision for loan losses	1,062	950	2,437	2,250
Non-interest income	2,394	1,479	4,734	2,922
Non-interest expense	6,458	4,299	12,413	7,963
Income tax expense	1,043	1,048	2,056	2,173

Earnings Information and Per Share Data
Basic earnings per share	$0.46	$0.49	$0.93	$0.98
Diluted earnings per share	$0.41	$0.43	$0.83	$0.83
Book value per common share	$15.85	$12.13	$15.85	$12.13
Tangible book value per common share	$11.96	$11.28	$11.96	$11.28
Closing market price	$31.57	$24.00	$31.57	$24.00

Other Share Information
Weighted average shares outstanding – basic	3,354,550	3,125,237	3,283,286	3,118,652
Weighted average shares outstanding – diluted	4,119,861	3,891,905	4,050,847	3,885,320
End of period shares outstanding	3,532,680	3,132,586	3,532,680	3,132,586

Selected Key Data
Efficiency ratio	62.97%	53.98%	61.30%	51.07%
Return on average assets	0.76%	1.05%	0.78%	1.07%
Return on average equity	11.47%	14.14%	11.94%	14.64%

	June 30, 2003	December 31, 2002
Balance Sheet Information
Total assets	959,116	841,140
Cash and due from banks	20,982	10,229
Investment securities	86,623	77,477
Loans, gross	749,357	677,624
Loans held for sale	23,155	32,857
Allowance for loan losses	12,163	11,192
Intangible assets	13,726	4,244
Non-interest bearing deposits	76,292	64,607

201 Wren Drive – Hendersonville – North Carolina – 28792

828-693-7376    Fax: 828-693-6649

Interest bearing deposits	712,735	612,662
Other interest-bearing liabilities	99,026	106,132
Shareholders equity	65,521	52,468

Asset Quality Information
Non-accrual loans, OREO and repossessed property	6,334	3,739
Accruing loans 90 days or more past due	22	18
Total nonperforming assets	6,356	3,757
Nonperforming assets to total assets	0.66%	0.45%
Allowance for loan losses to nonperforming assets	191.36%	297.90%
Allowance for loan losses to total loans	1.57%	1.58%
Allowance to loans excluding loans held for sale	1.62%	1.65%
Accruing loans 30 to 89 days past due	7,228	9,999
Loans charged off YTD	2,205	1,449
Recoveries YTD	242	227
Net charge-offs YTD to total loans	0.25%	0.17%
Allowance for loan losses to net charge-offs YTD	619.61%	915.88%

SOURCE: MountainBank Financial Corporation

MountainBank Financial Corporation’s stock currently trades on the NASDAQ SmallCap market under the symbol MBFC. MountainBank, one of the fastest growing community banks in the Carolinas, currently operates nineteen full service offices in eleven western North Carolina counties. The company also offers trust, wealth management and mortgage services through subsidiaries in Greenville and Greenwood, South Carolina.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

+++End of Release+++

201 Wren Drive – Hendersonville – North Carolina – 28792

828-693-7376    Fax: 828-693-6649